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                                  EXHIBIT 99.1

                     PRESS RELEASE DATED SEPTEMBER 19, 2008

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                            (THE CITIZENS BANK LOGO)

MAIN OFFICE: 201 S. FOURTH ST. - P. O. BOX 10 - MARTINS FERRY, OHIO 43935-0010
                  - Phone: 740/633-0445 www.TheCitizensBank.com

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                                  PRESS RELEASE

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
Contact:   James W. Everson               Scott A. Everson
           Chairman, President and CEO    President and CEO
           United Bancorp, Inc.           The Citizens Savings Bank
Phone:     740.633-0445 Ext. 120          740.633-0445 Ext. 154
Email:     jeverson@thecitizensbank.com   severson@thecitizensbank.com
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FOR IMMEDIATE RELEASE
SEPTEMBER 19, 2008

THE CITIZENS SAVINGS BANK ACQUIRES THE OHIO OFFICES AND DEPOSITS OF AMERIBANK IN
                  ST. CLAIRSVILLE, DILLONVALE AND TILTONSVILLE

Martins Ferry, OH: As of September 19th, 2008 at 7:00PM, The Citizens Savings Bank headquartered in Martins Ferry, Ohio acquired the Ohio Deposits and Banking Offices of AmeriBank located in St. Clairsville, Dillonvale and Tiltonsville, Ohio. All of the depositors of those AmeriBank offices, including those with deposits in excess of the FDIC's insurance limits, will automatically become depositors of The Citizens Savings Bank for the full amount of their deposits and they will continue to have uninterrupted access to their accounts.

Scott A. Everson, President and CEO of The Citizens Savings Bank stated, "The accounts of AmeriBank's local individual and business depositors will continue to be insured up to the FDIC limits with The Citizens Savings Bank at their current rates for the remaining terms of their present deposit agreements. Quite simply, there is no need for local customers to change their banking relationship to retain their deposit insurance. The Citizens Savings Bank is well capitalized under bank capital regulations. Our new customers can expect to see the same faces and receive the same hands-on, community-bank style service to which they are accustomed from a local banking organization."

Chairman James W. Everson stated, "AmeriBank's three offices will open on Saturday September 20th as branches of The Citizens Savings Bank. However, for the time being, customers of both banks should use their existing branches until The Citizens Bank can fully integrate the deposit records of AmeriBank into The Citizens Bank Operation Center located in Martins Ferry. It will be several weeks before our newly acquired customers will be able to bank interchangeably at all thirteen of our full services banking facilities located in the northern and eastern regions of our Citizens Bank Division."

Scott Everson concluded by stating, "We are truly excited to welcome the AmeriBank customers into our Citizens Bank family. We are looking forward to providing them an expanded array of safe, sound and secure banking products and services including our nationwide fee free Freedom ATM Debit Card, free Consumer Checking with Interest and our OOPS!(TM) Overdraft Protection Program plus free Business Checking and free Internet Banking with Bill Payment. We have always had a strong banking relationship with many residents in the communities of Southern Jefferson County that we can now better serve with our newly acquired offices in Dillonvale and Tiltonsville, once we get our systems integrated. Even more exciting is that we shall now have a full service branch with safe boxes, drive thru and night depository services on the east side of St. Clairsville to better serve this market and compliment our In-store Banking office at Riesbeck's Food Market at Plaza West. Each of these offices offers seven day banking for the convenience of our customers."

The Citizens Savings Bank is headquartered in Martins Ferry, Ohio and is an affiliate of United Bancorp, Inc. with total assets of approximately $427.0 million and total shareholder's equity of approximately $32.5 million as of June 30, 2008. Now with its twenty banking offices and operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.